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[VINTAGE PETROLEUM, INC. LETTERHEAD APPEARS HERE]

                                                                    EXHIBIT 99.1


For Immediate Release                   For Further Information Contact
Thursday, October 21, 1999              Robert E. Phaneuf
                                        Vice President - Corporate Development
                                        (918) 592-0101

                 VINTAGE PETROLEUM, INC. ANNOUNCES RETIREMENT
                   OF VICE CHAIRMAN AND ELECTS NEW DIRECTOR

     Tulsa, Oklahoma - Vintage Petroleum, Inc. today announced that Jo Bob Hille has chosen to retire from the company's board of directors and his position as vice chairman of the company. Mr. Hille, 58, was a co-founder of the company in 1983 and has held various management positions with the company and its subsidiaries. Upon his retirement, Mr. Hille was named a Director Emeritus of the company and will remain available to provide advice and assistance on an as needed basis.

     Charles C. Stephenson, Jr., chairman and co-founder of the company, said "I respect Jo Bob's decision to retire from the company at this time. In addition to helping me start the company, he has made many valuable contributions to Vintage during his 16 years of service. Jo Bob will be missed by all of us at Vintage and we wish him well in the years ahead."

     The board of directors of the company has elected William L. Abernathy as director of the company to fill the vacancy in Class II of the board of directors created by Mr. Hille's retirement. Mr. Abernathy, 48, joined Vintage in June 1987 and has served as executive vice president and chief operating officer of the Company since December 1997. Mr. Abernathy has over 23 years of both major and independent oil and gas company experience serving in various drilling, production and reservoir engineering capacities. Mr. Abernathy is to serve as director until his term expires at the 2001 annual meeting of stockholders.

     Vintage Petroleum is an independent energy company engaged in the acquisition, exploitation, exploration and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma and its common shares are traded on the New York Stock Exchange under the symbol VPI.